Exhibit 99.1

OMNIVISION REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS AND

RESTATEMENT OF THE FIRST, SECOND AND THIRD QUARTERS OF FISCAL 2004

SUNNYVALE, Calif. – June 23, 2004 – OmniVision Technologies, Inc. (Nasdaq:OVTI) reported that in the three months ended April 30, 2004, the fourth quarter of its fiscal year 2004, it earned net income of $20.8 million, or $0.34 per diluted share, on revenue of $99.7 million. In the fourth quarter of fiscal year 2003, the Company earned net income of $6.1 million, or $0.12 per diluted share, on revenue of $39.9 million.

In fiscal year 2004, the Company earned net income of $58.7 million, or $0.98 per diluted share, on revenue of $318.1 million. In fiscal year 2003, the Company earned net income of $15.3 million, or $0.31 per diluted share, on revenue of $109.0 million.

“Fiscal year 2004 was a period of dramatic expansion for our business,” said Shaw Hong, president and chief executive officer. “Our revenue grew by 192% year to year, as the cameraphone market emerged as our largest market segment. To build our organization, we expanded our testing operations in mainland China and opened new sales offices in several international markets. To enhance quality and deliverability, we made rapid progress with our manufacturing joint venture, VisEra, that we started with our foundry partner, Taiwan Semiconductor Manufacturing Company. This year we achieved growth that was unprecedented in our history and we emerged as a powerful force in the image sensor market. We are committed to an aggressive strategy of leveraging our many new products to support our current markets and to address large, developing markets.”

For the three months ended April 30, 2004, gross profit was $40.1 million, or 40.3% of revenue. In the comparable period a year ago, gross profit was $15.4 million, or 38.4% of revenue. For the three months ended April 30, 2004, direct sales to original equipment manufacturers and value-added resellers accounted for approximately 80% of revenue, with the balance of approximately 20% coming from sales through distributors. During the quarter, total cash, cash equivalents and short-term investments increased by $18.1 million, to $215.2 million. As of April 30, 2004, working capital was $271.9 million, and stockholders’ equity was $300.0 million.

For the quarter ending July 31, 2004, the first quarter of fiscal 2005, the Company currently expects to report $95 million to $100 million in revenue and $0.29 to $0.31 in diluted earnings per share.

As previously disclosed, Omnivision has been conducting an internal review, a review which was initiated in response to issues raised by an employee. The Company notified the Audit Committee of the Board of Directors of the issues raised, and the Audit Committee conducted an independent investigation in cooperation with special legal counsel. As a result of the internal review and the independent investigation, management and the Audit Committee determined that certain errors had occurred which principally affected the timing of revenue recognition for certain sales.

The independent investigation concluded that there was no evidence of wrongdoing in connection with these errors. The Company, under direction from the Audit Committee, is in the process of making improvements to its internal controls and information systems.

As a result of the errors identified, Omnivision is restating its financial results for the first, second and third quarters of fiscal 2004. For the nine months ended January 31, 2004, the restatement increases revenue by $8.9 million, net income by $2.7 million and diluted earnings per share by $0.04 over the amounts previously reported.

The restatement of the Company’s financial results for first three quarters of fiscal 2004 relates primarily to two issues. First, beginning in the second half of fiscal 2003 and continuing through the first nine months of fiscal 2004, certain distribution sales, for which the Company recognizes revenue on a “sell-through” basis, were not reported to the Company by one of its distributors in a timely manner. Additionally, in the second and third quarters of fiscal 2004, during the transition of testing operations and certain international sales functions to overseas locations, some shipments made to customers late in the quarter were incorrectly classified as transferring title upon delivery as opposed to upon shipment, and therefore revenue was not recognized when product was shipped. Both of these issues resulted in delayed revenue recognition. Both management and the Audit Committee determined that the errors did not have material effects on quarterly or annual financial statements for fiscal 2003 and, consequently, decided not to restate the quarterly or annual financial results for such periods. The following table summarizes the effect of the restatement on each of first three quarters of fiscal 2004:

	Quarter Ended
	July 31, 2003		October 31, 2003		January 31, 2004
	As Reported	Restated	As Reported	Restated	As Reported	Restated
	(in millions, except diluted earnings per share figures)
Revenues	$46.5	$46.8	$68.5	$78.0	$94.5	$93.6
Net income	$6.2	$6.2	$11.6	$13.8	$17.3	$17.9
Earnings per share – Diluted	$0.12	$0.12	$0.19	$0.23	$0.28	$0.29

The Company currently anticipates filing amended Quarterly Reports on Form 10-Q for the first, second and third quarters of 2004 and its 2004 Annual Report on Form 10-K by July 14, 2004. The amended quarterly reports will contain the restated financial results described above.

Teleconference

At 1:30 p.m. PDT (4:30 p.m. EDT) today, June 23, 2004, the Company will hold a teleconference to discuss financial results and future plans and prospects. To participate in the teleconference, please call (toll free) 877-523-2171 approximately 10 minutes prior to the start time. For international callers, the dial-in number is 706-634-1478. You may also listen live via the Internet at the Company’s website, www.ovt.com, or at www.FullDisclosure.com.

These websites will host an archive of the teleconference. Additionally, a playback of the call will be available for 48 hours beginning today at 4:30 p.m. PDT. You may access the playback by calling 800-642-1687, or for international callers 706-645-9291, and providing Conference ID number 7181515.

About OmniVision

OmniVision Technologies designs, develops and markets high performance, highly integrated and cost efficient semiconductor image sensors. OmniVision’s main product, an image sensing device called the CameraChipTM, is used to capture images in mass-market consumer and commercial applications such as mobile phones, digital still cameras and video game systems. OmniVision believes that the CameraChip is one of the most highly integrated single-chip CMOS image sensor solutions available and that it enables manufacturers to build camera products that are smaller, less complex, more reliable, lower cost and more power efficient than cameras using either traditional CCDs or multiple-chip CMOS image sensors. OmniVision’s CameraChips are used in a wide variety of applications, including mobile phones, digital still cameras, video cameras, interactive video games, toys, security and surveillance systems, personal computer cameras, personal digital assistants and automotive imaging systems. OmniVision Technologies is headquartered at 1341 Orleans Drive, Sunnyvale, CA 94089. Additional information is available at www.ovt.com.

OmniVision and CameraChip are trademarks of OmniVision Technologies, Inc.

Safe-Harbor Statement

Certain statements in this press release, including statements relating to the Company’s expectations regarding revenue and earnings per share for the quarter ending July 31, 2004 and the Company’s strategy at leveraging its many new products to address existing and developing markets, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, the following: the degree to which intense competition might affect the Company’s ability to compete successfully in current and emerging markets for image sensor products; risks associated with the Company’s ability to obtain design wins from camera, mobile phone and other image sensor device manufacturers, which could inhibit the Company’s ability to sustain and grow its business; risks associated with wafer manufacturing yields and other manufacturing processes, which could materially and adversely affect the Company’s revenue and earnings and its ability to satisfy customer demand; risks associated with the Company’s planned streamlining and consolidation of manufacturing processes, which could adversely affect the Company’s operating expenses and its ability to sustain and expand its business; risks associated with the development of current and emerging markets for CMOS image sensor products, generally, and the Company’s products, specifically, which could result in lower revenue and earnings and adversely affect the Company’s business and prospects; risks associated with the Company’s ability to accurately forecast customer demand for its products which could impair the Company’s ability to meet customer demand for CameraChip products and could also result in excess inventory; risks associated with the development of new products, which would adversely affect the Company’s ability to compete successfully in the CMOS image sensor market; the Company’s dependence upon a few key customers, the loss of one or more of which could materially and adversely affect the Company’s business and results of operations; uncertainties associated with the Company’s decision to restate certain of its fiscal 2004 quarterly results of operation; a decline in the average selling price of the Company’s products, which could result in a decline in the Company’s revenue and gross margins; and the other risks detailed from time to time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent annual report filed on Form 10-K and most recent quarterly report filed on Form 10-Q. The Company disclaims any obligation to update information contained in any forward-looking statement.

Contact:

OmniVision Technologies, Inc.

John T. Rossi, 408-542-3000

Silverman Heller Associates

Philip Bourdillon/Eugene Heller, 310-208-2550

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OMNIVISION TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$198,053	$50,438
Restricted cash	1,072	—
Short-term investments	17,158	10,224
Accounts receivable, net	53,513	19,133
Inventories	38,802	13,642
Refundable and deferred income taxes	6,518	7,642
Prepaid expenses and other assets	2,626	1,195

Total current assets	317,742	102,274

Property, plant and equipment, net	20,622	12,456
Long-term investments	7,110	2,845
Other non-current assets	362	378

Total assets	$345,836	$117,953

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$25,923	$10,528
Accrued expenses and other liabilities	11,100	8,037
Deferred income	8,800	2,845

Total current liabilities	45,823	21,410

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 56,212 and 46,806 and shares issued and outstanding at April 30, 2004 and 2003, respectively	56	47
Additional paid-in capital	249,401	104,824
Deferred compensation related to stock options	(20)	(159)
Retained earnings (accumulated deficit)	50,576	(8,169)

Total stockholders’ equity	300,013	96,543

Total liabilities and stockholders’ equity	$345,836	$117,953

OMNIVISION TECHNOLOGIES, INC.

CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

	Three Months Ended April 30,		Year Ended April 30,
	2004	2003	2004	2003
Revenues	$99,673	$39,943	$318,123	$108,998
Cost of revenues	59,553	24,587	194,106	66,904

Gross profit	40,120	15,356	124,017	42,094

Operating expenses:
Research and development	4,682	3,299	15,500	11,550
Selling, general and administrative	5,453	3,125	21,356	10,784
Stock-based compensation	93	66	1,099	398

Total operating expenses	10,228	6,490	37,955	22,732

Income from operations	29,892	8,866	86,062	19,362
Interest income, net	415	171	1,696	802
Other income	1,250	—	1,250	—

Income before income taxes	31,557	9,037	89,008	20,164
Provision for income taxes	10,730	2,948	30,263	4,840

Net income	$20,827	$6,089	$58,745	$15,324

Net income per share:
Basic	$0.37	$0.13	$1.11	$0.34

Diluted	$0.34	$0.12	$0.98	$0.31

Shares used in computing net income per share:
Basic	55,811	46,457	52,856	45,357

Diluted	60,846	51,046	59,688	50,200

OMNIVISION TECHNOLOGIES, INC.

CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

	Three Months Ended
	July 31, 2003	October 31, 2003	January 31, 2004	April 30, 2004
	(Restated)	(Restated)	(Restated)
Revenues	$46,839	$77,998	$93,613	$99,673
Cost of revenues	29,460	48,425	56,668	59,553

Gross profit	17,379	29,573	36,945	40,120

Operating expenses:
Research and development	3,580	3,173	4,065	4,682
Selling, general and administrative	4,490	5,904	5,509	5,453
Stock-based compensation	101	95	810	93

Total operating expenses	8,171	9,172	10,384	10,228

Income from operations	9,208	20,401	26,561	29,892
Interest income, net	222	548	511	415
Other income	—	—	—	1,250

Income before income taxes	9,430	20,949	27,072	31,557
Provision for income taxes	3,206	7,123	9,204	10,730

Net income	$6,224	$13,826	$17,868	$20,827

Net income per share:
Basic	$0.13	$0.26	$0.33	$0.37

Diluted	$0.12	$0.23	$0.29	$0.34

Shares used in computing net income per share:
Basic	47,696	53,946	54,652	55,811

Diluted	53,638	60,296	60,850	60,846